EXHIBIT 10.8

AMENDMENT NO. 2
TO THE
GREIF, INC.
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
The Greif, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) is hereby amended pursuant to the following provisions:
1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
2. Amendments:
(a) The references in Article 1, Section 1.1 and Article 9 of the Plan to “October 31, 2015” are hereby amended to “October 31, 2025.”
(b) Article 4, Section 4.4 of the Plan is hereby amended by deleting the second paragraph in its entirety and inserting the following in lieu thereof:
“The Target Incentive Award for each Participant will be a percentage of that Participant’s average base salary (exclusive of any bonus and other benefits) (the “Base Salary”) during the Performance Period. In addition, in no event shall the Final Award paid to any Employee under the Plan for any Performance Period exceed $12,000,000; for purpose of clarification, the change in share value of any Restricted Shares issued as part of a Final Award from the award value determined in accordance with Section 5.1(a) shall not be considered for purposes of applying this cap.”
(c) Article 6, Section 6.1 of the Plan is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“6.1. Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability, or “retirement” (as determined by the Committee), the Final Award determined in accordance with Section 4.4 herein shall be reduced on a prorated basis to reflect participation prior to termination. The reduced award shall be determined by multiplying said Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the definition of Disability to have been satisfied. The Final Award thus determined shall be paid as soon as practicable and reasonable following the end of the applicable Performance Periods, but in no event shall such amount be paid sooner than 75 days after the end of each applicable Performance Period nor later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award for that Performance Period was earned.

3. Effective Date; Construction: The effective date of this amendment is February 27, 2018 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.